Exhibit 5.1
October 24, 2011
Magnum Hunter Resources Corporation
777 Post Oak Blvd. Suite 650
Houston, Texas 77056
Re:    Registration on Form S-8 of certain shares of Magnum Hunter Resources Corporation common stock
Ladies and Gentlemen:
     At your request, I have examined the Registration Statement (the “Registration Statement”) on Form S-8 of Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), as filed with the Securities and Exchange Commission (the “Commission”) on October 24, 2011 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of the offer and sale by the Company of up to 5,000,000 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s Amended and Restated Stock Incentive Plan (the “Plan Shares”).
     I am of the opinion that the Plan Shares are duly authorized and, when issued and delivered pursuant to the terms of the Company’s Amended and Restated Stock Incentive Plan, as amended, will be validly issued, fully paid and non-assessable.
     I hereby consent to the use of this opinion as an exhibit to the Registration Statement to be filed with the Commission on the date hereof. By giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Respectfully,
/s/ Paul M. Johnson
Paul M. Johnston, Esq.